Exhibit 99.1

The First Bancshares, Inc. Announces Proposed Acquisition of Beach Bancorp, Inc.

HATTIESBURG, Miss.--(BUSINESS WIRE)--April 26, 2022--The First Bancshares, Inc. (NASDAQ: FBMS) (“First Bancshares” or “the Company”), holding company for The First Bank (“The First”), announced today that it has entered into a definitive agreement to acquire Beach Bancorp, Inc. (“BBI”), parent company of Beach Bank based in Fort Walton Beach, Florida. The proposed transactions will deepen The First’s presence in the Florida panhandle, while also providing an entry into the Tampa, Florida market. Upon the completion of the acquisition, Beach Bank will merge with and into The First Bank.

Beach Bank operates seven branches across the Florida panhandle and Tampa markets with deposits of approximately $492 million and loans of $456 million as of March 31, 2022.

M. Ray “Hoppy” Cole, Jr., President and CEO of The First Bancshares, Inc. said, “We are thrilled to be joining forces with Beach Bank and continuing to grow our presence in Florida. Together, our company will be ranked #1 and #2 in deposit market share in the community bank space in the fast growing MSA’s of Crestview/Ft. Walton/Destin and Pensacola, respectively. In addition to strengthening our northwest Florida markets, Beach will add the Tampa metro and central Florida area to our footprint. Both the Florida panhandle and Tampa area offer significant growth opportunities for our bank.

“Beach has a team of high performing, experienced commercial bankers who will be joining our team. Chip Reeves, currently Beach Bank’s CEO, will join our executive leadership team with responsibilities for Mortgage Banking, Specialty Lending platforms and our Central Florida Region. Henry Gonzalez, currently Beach’s Tampa Market President will join our team as Regional President – Tampa. Chip Falk, SVP- Senior Lender for Beach Bank will join our team as SVP – Specialty Lines including government lending and our derivatives business. In addition, Tampa based Corey McLaughlin will lead our Healthcare Practice Lending Division. Peter Dyson, SVP, NW Florida and Pam Woodall, SVP, Mortgage, will join our team in the Florida panhandle.

“Our companies share a common vision of building a high performing southeast community bank franchise. This combination serves to accelerate that common vision. We look forward to welcoming the Beach team, their clients and stakeholders to our organization.”

Charles N. “Chip” Reeves said, “We are incredibly excited to be joining forces with The First. We share similar cultures that focus on our team members, clients and communities, within a growth and performance mindset. The combination greatly accelerates Beach Bank’s strategic priorities of NW FL Community Bank leadership and Tampa/Central Florida expansion. Our team is fully committed to this merger and we cannot wait to get started.”

Under the terms of the BBI merger agreement, BBI shareholders are expected to receive 0.1711 shares of First Bancshares common stock for each share of BBI common stock. The exchange ratio for the transaction is fixed, which means that the transaction value will fluctuate as a result of changes in the First Bancshares stock price. Based on the closing price of First Bancshares common stock of $32.92 as of April 25, 2022, the BBI transaction, including the exchange of BBI options, is valued at approximately $116.7 million or $5.63 per share.

The transaction is expected to close in the third or fourth quarter of 2022, following receipt of approvals from regulatory authorities, the approval of BBI’s shareholders, and the satisfaction of other customary closing conditions.

Hovde Group, LLC served as financial advisor and Alston & Bird LLP served as legal counsel to First Bancshares. Piper Sandler & Co. served as financial advisor and Smith Mackinnon, PA served as legal counsel to BBI.

Conference Call

The Company will host a conference call for analysts and investors to discuss the Company’s financial results and the announced acquisition of Beach Bancorp, Inc. at 2:00 p.m. Central Time on Wednesday, April 27, 2022. Investors and analysts may call in (toll-free) by dialing (844) 298-9819 (if located in the United States) or +1 2132179444 (if located outside the United States). The conference ID is 7097033.

An audio archive of the conference call along with the transcript will be available within 24-48 hours after the call and placed in the Investor Relations section of our website.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First Bank. Founded in 1996, The First Bank has operations in Mississippi, Louisiana, Alabama, Florida and Georgia. The Company’s stock is traded on the NASDAQ Global Market under the symbol FBMS. Additional information is available on the Company’s website: www.thefirstbank.com.

Additional Information about the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. FBMS will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 for the proposed merger, containing a proxy statement of Beach Bancorp, Inc. and a prospectus of FBMS. FBMS will also file other documents with the SEC with respect to the proposed merger, pursuant to SEC reporting requirements. A definitive proxy statement/prospectus will be mailed to shareholders of Beach Bancorp, Inc. Investors and security holders of FBMS and Beach Bancorp, Inc. are urged to read the entire proxy statement/prospectus and other documents that will be filed with the SEC carefully and in their entirety when they become available because they will contain important information about FBMS, Beach Bancorp, Inc., and the proposed merger transactions. Investors and security holders will be able to obtain free copies of the registration statement and the proxy statement/prospectus (when available) and other documents filed with the SEC by FBMS through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by FBMS will be available free of charge on FBMS’ internet website or by contacting FBMS.

FBMS and Beach Bancorp, Inc., and their respective directors and executive officers and other members of management and employees, may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of FBMS is set forth in its proxy statement for its 2022 annual meeting of shareholders, filed with the SEC on April 6, 2022, and its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statements Regarding Forward-Looking Information.

This communication contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. In general, forward-looking statements usually use words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology, including statements related to the expected timing of the closing of the proposed transactions between the Company and Beach Bancorp, Inc. (the “Merger”), the expected returns and other benefits of the Merger to shareholders, expected improvement in operating efficiency resulting from the Merger, estimated expense reductions resulting from the transactions and the timing of achievement of such reductions, the impact on and timing of the recovery of the impact on tangible book value, and the effect of the Merger on the Company’s capital ratios. Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed. Such forward-looking statements are not guarantees of future performance.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements. With respect to the Merger, factors that could cause or contribute to such differences include, but are not limited to (1) the risk that the cost savings and any revenue synergies from the Merger may not be realized or take longer than anticipated to be realized, (2) disruption from the Merger with customers, suppliers, employee or other business partners relationships, (3) the occurrence of any event, change or other circumstances that could give rise to the termination of one or both of the definitive agreement in respect of the Merger, (4) the risk of successful integration of Beach Bancorp, Inc. into the Company, (5) the failure to obtain the necessary approval by the shareholders of Beach Bancorp, Inc., (6) the amount of the costs, fees, expenses and charges related to the Merger, (7) the ability by the Company to obtain required governmental approvals of the Merger, (8) reputational risk and the reaction of each of the companies’ customers, suppliers, employees or other business partners to the Merger, (9) the failure of the closing conditions in the definitive agreements in respect of the Merger to be satisfied, or any unexpected delay in closing of the Merger, (10) the risk that the integration of the operations of Beach Bancorp, Inc. into the operations of the Company will be materially delayed or will be more costly or difficult than expected, (11) the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events, (12) the dilution caused by the Company’s issuance of additional shares of its common stock in the Merger, and (13) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in the cautionary language included under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other documents subsequently filed by the Company with the SEC. Consequently, no forward-looking statement can be guaranteed.

Neither the Company nor Beach Bancorp, Inc. undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For any forward-looking statements made in this communication, any exhibits hereto or any related documents, the Company and Beach Bancorp, Inc. claim protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

The First Bancshares, Inc.
M. Ray “Hoppy” Cole, Jr.
Chief Executive Officer

Dee Dee Lowery
Chief Financial Officer

(601) 268-8998